Exhibit 10.19

Aebi Schmidt Holding AG
Schulstrasse 4
CH-8500 Frauenfeld, Switzerland

John Dunn
The Shyft Group
41280 Bridge Street
Novi, MI 48375

April 5, 2025

Mr. Dunn:

We refer you to the Agreement and Plan of Merger, dated as of December 16, 2024 (as amended, restated or modified from time to time, the “Merger Agreement”), by and among Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), The Shyft Group, Inc., a Michigan corporation (“Shyft”), ASH US Group, LLC, a Delaware limited liability company and direct, wholly owned Subsidiary of Aebi Schmidt, and Badger Merger Sub, Inc., a Michigan corporation and indirect, wholly owned Subsidiary of Aebi Schmidt. Unless otherwise specifically defined herein, each capitalized term used in this letter agreement (this “Letter Agreement”) has the meaning assigned to it in the Merger Agreement.

Pursuant to Section 7.20(b) of the Merger Agreement, Shyft agreed to use its reasonable efforts to cause you, as Shyft’s current Chief Executive Officer, to enter into a lock-up agreement with Aebi Schmidt with respect to your shares of Aebi Schmidt Common Stock promptly after the date of the Merger Agreement containing trading restrictions for a period of 12 months after the Closing and continuing thereafter so long as you are bound by an advisory arrangement with Aebi Schmidt. Accordingly, we are asking you to enter into this Letter Agreement.

1.          Lockup. You hereby agree that (a) for a period of 12 months after the Closing you will not, and will cause each of your Permitted Transferees not to, Transfer any shares of Aebi Schmidt Common Stock that you beneficially own at the Effective Time without prior approval of the Board, such approval not to be unreasonably withheld or delayed, and (b) for an additional period thereafter, as long as you are bound by an advisory arrangement with Aebi Schmidt, you will continue to be bound by terms substantially the same as set forth in the Shyft Share Ownership Guidelines.

2.          Certain Definitions.

a.          “Member of your Immediate Family” means each of your parents, spouse, children and other descendants (including by adoption), each trust created solely for the benefit of one or more of such Persons and their spouses and each custodian or guardian of any property of one or more of such Persons in their capacity as such custodian or guardian.

b.          “Permitted Transfer” means any Transfer (i) by gift to, or for the benefit of, any Member of your Immediate Family, (b) to a trust or other estate planning vehicle for the benefit or you or any Member of your Immediate Family, so long as you retain sole and exclusive control over the voting and disposition of the applicable shares of Aebi Schmidt Common Stock (c) upon your death, by your will or other instrument taking effect at your death or by applicable laws of descent and distribution to your estate, executors, administrators or personal representatives, and then to your heirs, legatees or distributes or (d) to an entity you wholly-own.

c.          “Permitted Transferee” means any Person to whom you are allowed to make a Permitted Transfer.

d.          “Shyft Share Ownership Guidelines” means the form of Shyft stock ownership guidelines in place as of December 16, 2024.

e.          “Transfer” means to, directly or indirectly, offer, sell, transfer, assign, donate, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, donation, pledge, encumbrance, hypothecation or similar disposition of, any Aebi Schmidt Common Stock owned by a Person or any interest (including a beneficial interest) in any Aebi Schmidt Common Stock owned by a Person, including establishing or increasing a put equivalent position, liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, transferring of any interest in any direct or indirect holding company holding shares of Aebi Schmidt Common Stock or through the issuance and redemption by any such holding company of its interest, or depositing into a voting trust or enter into a voting agreement or arrangement with respect to any such interests or grant any proxy or power of attorney with respect to, any shares of Aebi Schmidt Common Stock beneficially owned by such Person.

3.          Entire Agreement. This Letter Agreement constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the you and Aebi Schmidt with respect to the subject matter hereof.

4.          Governing Law.  This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice-of-law principles or conflicts of laws.

[signatures on next page]

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed by their duly authorized signatories as of the date first above written.

AEBI SCHMIDT HOLDING AG

By:	/s/ Barend Fruithof
	Name:	Barend Fruithof
	Title:	Chief Executive Officer

By:	/s/ Thomas Schenkirsch
	Name:	Thomas Schenkirsch
	Title:	Authorized Person

Accepted and agreed as of the date first above written.

/s/ John Dunn
Name:	John Dunn